EXHIBIT 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     On September 23, 2003, BioReliance Corporation (“BioReliance”) completed the acquisition of Q-One Biotech Group Ltd., a privately-held company based in Glasgow, Scotland (“Q-One Biotech”).

     The Q-One Biotech acquisition, given effect in the Pro Forma Condensed Combined Statements of Income, is accounted for using the purchase method of accounting. The aggregate purchase price of Q-One Biotech is allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the aggregate purchase price for the Q-One Biotech acquisition reflected in the Unaudited Pro Forma Condensed Combined Statements of Income is preliminary and is subject to change. The final allocation of the purchase price is contingent upon the determination of the fair market value of the acquired assets and the revision of other estimates.

     The Unaudited Pro Forma Condensed Combined Statements of Income are presented as if the combination had taken place on January 1, 2002. It is expected that following the acquisition, BioReliance will incur additional costs, which are expected to be significant to the combined results of operations, in connection with integrating the operations of the two companies.

     The acquisition of Q-One Biotech occurred on September 23, 2003 and the consolidated balance sheet is included in the BioReliance’s third quarter Form 10-Q.

     Integration-related costs are not included in the accompanying Unaudited Pro Forma Condensed Combined Statements of Income.

     The pro forma information is based on the estimates and assumptions set forth in the notes to such statements and is prepared for illustrative purposes only. The pro forma information is not necessarily indicative of the results that would have been achieved had the transaction been consummated as of the date indicated or that may be achieved in the future.

     The Unaudited Pro Forma Condensed Combined Statements of Income should be read in conjunction with the historical financial statements of BioReliance included in BioReliance’s Annual Report on Form 10-K for the year ended December 31, 2002 and the historical financial statements of Q-One Biotech included in this Form 8-K/A and other information pertaining to BioReliance and Q-One Biotech.

BIORELIANCE CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2003
(In thousands, except per share data)

	Historical	Historical	Pro Forma		Historical
	BioReliance	Q-One Biotech[1]	Adjustments		Combined

Revenue	$68,572	$16,127	$(732	)(a)	$83,940

			(27	)(h)

Expenses:

Cost of sales	40,001	10,339	(23	)(h)	50,524

			207	(a)

Selling, general and administrative	13,534	5,338	1,717	(a)	20,356

			(62	)(g)

			(126	)(b)

			(34	)(a)

			(11	)(h)

Research and development	634	—	126	(b)	760

Total operating expenses	54,169	15,677			71,640

Income from operations	14,403	450			12,300

Other (income) expense

Interest income	(572)	(69)	221	(d)	(420)

Interest expense	730	15	268	(c)	2,754

			1,742	(e)

			(1	)(h)

Foreign currency transaction (gain) loss	(1,993)	—			(1,993)

Other (income) expense	243	(266)			(23)

	(1,592)	(320)			318

Income before income taxes	15,995	770			11,982

Income tax provision	5,918	223	(1,770	)(f)	4,371

Net income	$10,077	$547			$7,611

Net income per share:

Basic	$1.20				$0.91

Diluted	$1.15				$0.87

Weighted average shares outstanding:

Basic	8,403				8,403

Diluted	8,752				8,752

See accompanying notes to unaudited pro forma condensed combined statements of income

BIORELIANCE, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2002
(In thousands, except per share data)

	Historical	Historical	Pro Forma		Historical
	BioReliance	Q-One Biotech[1]	Adjustments		Combined

Revenue	$82,446	$22,973	$(405	)(a)	$105,148

			134	(h)

Expenses:

Cost of sales	47,378	13,661	108	(h)	61,040

			(107	)(a)

Selling, general and administrative	17,281	6,642	1,411	(a)	25,088

			(85	)(g)

			(60	)(a)

			(146	)(b)

			45	(h)

Research and development	940	—	146	(b)	1,086

Total operating expenses	65,599	20,303			87,214

Income from operations	16,847	2,670			17,934

Other (income) expense

Interest income	(776)	(85)	356	(d)	(505)

Interest expense	867	3	358	(c)	4,233

			2,998	(e)

			7	(h)

Foreign currency transaction (gain) loss	—	—			—

Other (income) expense	(102)	(206)			(308)

	(11)	(288)			3,420

Income before income taxes	16,858	2,958			14,514

Income tax provision	6,064	860	(1,962	)(f)	4,962

Net income	$10,794	$2,098			$9,552

Net income per share:

Basic	$1.28				$1.13

Diluted	$1.21				$1.07

Weighted average shares outstanding:

Basic	8,436				8,436

Diluted	8,895				8,895

See accompanying notes to unaudited pro forma condensed combined statements of income

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF INCOME

1. Basis of Presentation

     Q-One Biotech’s fiscal year end has historically ended March 31. For presentation purposes for the combined statements of income, the fiscal year ended March 31, 2003 was used to combine with BioReliance Corporation’s (“BioReliance”) year ended December 31, 2002. For the nine months ended September 30, 2003, nine months of activity for Q-One Biotech ended September 30, 2003 was included in the combined statement of income. Three months of activity for the three months ended March 31, 2003 were included in the statements of income for both the year ended December 31, 2002, and the nine months ended September 30, 2003. The net income, in US dollars, adjusted for UK GAAP to US GAAP reconciling items for that period was approximately $0.2 million.

     Q-One Biotech’s statements of income for the year ended March 31, 2003 and nine months ended September 30, 2003 were translated at the average exchange rates for each respective period.

     Certain amounts in the historical consolidated statements of income of BioReliance and Q-One Biotech have been reclassified to conform to the unaudited pro forma condensed combined financial statement presentation. No adjustments were necessary to eliminate intercompany transactions and balances in the unaudited pro forma condensed combined statements of income, as there were no intercompany transactions or balances.

2. Purchase Price Allocation

     On September 23, 2003, BioReliance paid $68.3 million in consideration for the common stock of Q-One Biotech and placed an additional $2.5 million in escrow for contingent consideration pending the final determination of post-closing adjustments in this acquisition, for a total of $70.8 million. The purchase price was funded with approximately $48.2 million of borrowings under a new senior secured credit facility and approximately $22.6 million of existing cash resources. The purchase price also included $1.4 million in estimated direct transaction costs. As of the date of this filing, BioReliance expects to pay an additional $1.3 million above what has been placed in escrow and an additional $1.3 million for direct transaction costs bringing the total estimated purchase price to $72.5 million.

     The estimated purchase price has been allocated to the tangible and intangible assets acquired with the excess purchase price being allocated to goodwill.

     The components and allocation of the estimated purchase price, based on their fair values, consisted of the following at September 23, 2003 (in millions):

Consideration and direct transaction costs:

Cash paid for common stock	$66.9

Estimated direct transaction costs	1.4	(ii)

Escrow for post-closing adjustments	2.5	(iv)

Additional post-closing adjustments and transaction costs	2.6	(iv)

Total purchase price	$73.4	(iv)

Allocation of purchase price:

Cash and cash equivalents	$1.2	(i	)

Other current assets	4.9	(i	)

Other assets	7.1	(i	)

Current liabilities assumed	(3.8)	(i	)

Long-term liabilities assumed	(.7)	(i	)

Goodwill	64.7	(iii)

Total purchase price	$73.4	(iv)

(i)	Assets acquired and liabilities assumed are based on fair values and management assumptions at the acquisition date.

(ii)	Estimated direct transaction costs of $1.4 million incurred by BioReliance relate principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes associated with the acquisition.

(iii)	In accordance with the provisions of Statement of Financial Accounting Standard No. 142 “Goodwill and other intangible assets”, the estimated excess of purchase consideration over net identifiable assets acquired (the “Goodwill”) is not amortized in the accompanying pro forma condensed combined statements of income. BioReliance did not acquire any significant patents, trademarks or other intangible assets as part of this transaction and thus the excess of purchase consideration over net assets acquired has been allocated to Goodwill.

(iv)	On November 10, 2003, BioReliance submitted its final post-closing balance sheet to the sellers, resulting in an estimated additional $3.8 million of purchase price related primarily to an increase in working capital acquired compared to the estimated closing balance sheet, pending final acceptance by the sellers. BioReliance expects to finalize its purchase price allocation during the fourth quarter of 2003.

3. Pro Forma Adjustments

     Pro forma adjustments giving effect to the acquisition in the unaudited pro forma condensed combined income statements are as follows:

(a)	To reflect the UK GAAP to US GAAP reconciling items as follows:

	Year	Nine Months
	Ended December	Ended
	31, 2002	September 30, 2003

Revenue recognition	$(405)	$(759)

Deferred costs	(107)	207

Stock compensation	1,411	1,717

Vacation accrual	(60)	(34)

(b)	To reflect research and development expenses consistently with BioReliance’s method of presentation.

(c)	To reflect the amortization of estimated deferred financing costs related to the new senior secured credit facility.

(d)	To reflect a reduction in interest income earned as a result of the approximate $22.6 million cash payment, assumed at an annual interest rate of 1.58% for the year ended December 31, 2002 and an annual interest rate of 1.31% for the nine months ended September 30, 2003.

(e)	To reflect an increase in interest expense as a result of financing $48.2 million of the purchase price through the issuance of the senior secured credit facility, assumed an at annual weighted average interest rate of 6.70% for the year ended December 31, 2002 and 6.56% for the nine months ended September 30, 2003. Approximately 75% of the interest and foreign currency translation rate related to the debt has been fixed through the establishment of derivative securities. A 1/8% shift in the variable interest rate portion would not result in a material difference in interest expense.

(f)	To reflect the application of BioReliance’s provisional tax rate of 37% to all pro forma adjustments.

(g)	To reflect the elimination of management fees from Q-One Biotech to Satron Management Services (Technology) Limited as this contract was terminated in connection with the acquisition and Satron was acquired in the transaction.

(h)	To reflect the translation of subsidiary financial statements of Q-One Biotech at the average exchange rate in effect for the year ended December 31, 2002 and the nine months ended September 30, 2003.